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Crossmann Communities, Inc.
Exhibit 11.1 - Computation of Per Share Net Income
For the Period Ended



                                              Three Months     Three Months     Six Months Ended   Six Months Ended
                                              Ended June 30,   Ended June 30,   June 30,           June 30,
Primary                                           1997             1996               1997               1996

Weighted Average Number of Shares:

Average Common Shares Outstanding               9,202,948 (2)    9,153,183 (2)      9,195,840 (2)      9,141,165 (2)
Effect of Common Stock Equivalents                 71,240 (2)       56,368 (2)         71,445 (2)         73,438 (2)
Weighted Average Shares Outstanding             9,274,188        9,209,551          9,267,285          9,214,603
Net Income                                    $ 3,740,263      $ 2,623,712      $   5,793,380      $   3,993,565
Net Income per Common Share                   $      0.40 (1)  $      0.28 (1)  $        0.63 (1)  $        0.43 (1)

                                              Three Months     Three Months     Six Months Ended   Six Months Ended
                                              Ended June 30,   Ended June 30,   June 30,           June 30,
Fully Diluted                                     1997             1996               1997               1996

Weighted Average Number of Shares:

Average Common Shares Outstanding               9,202,948 (2)    9,153,183 (2)      9,195,840 (2)      9,141,165 (2)
Effect of Common Stock Equivalents                 79,739 (2)       56,901 (2)         79,952 (2)         68,261 (2)
Weighted Average Shares Outstanding             9,282,687        9,210,084          9,275,792          9,209,426
Net Income                                    $ 3,740,263      $ 2,623,712       $  5,793,380      $   3,993,565
Net Income per Common Share                   $      0.40 (1)  $      0.28 (1)   $      0.62 (1)   $       0.43 (1)


(1)     This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(2)     Share amounts have been retroactively adjusted to give effect to a three-for-two stock split to be effected by a share dividend declared by the Company's Board of Directors on August 7, 1997, and payable on
August 25, 1997 to holders of record on August 18, 1997.
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